BRF S.A

Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE BOARD OF DIRECTORS HELD ON APRIL 29, 2019

1. Date, Time and Place: Meeting held on April 29, 2019, at 9h00, in São Paulo City, São Paulo State, at BRF S.A´s (“Company”) office located at Avenida das Nações Unidas, 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2. Summons and Presence: Summons duly held pursuant to Article 21 of the Company´s Bylaws considering the presence of the totality of members of the Board of Directors: o Sr. Pedro Pullen Parente (“Sr. Pedro Parente”), Sr. Augusto Marques da Cruz Filho (“Sr. Augusto Cruz”), Sr. Dan Ioschpe (“Sr. Dan Ioschpe”), Sra. Flávia Buarque de Almeida (“Sra. Flávia Almeida”), Sr. Walter Malieni Jr. (“Sr. Walter Malieni”), Sr. Francisco Petros Oliveira Lima Papathanasiadis (“Sr. Francisco Petros”), Sr. José Luiz Osório (“Sr. José Osório”), Sr. Luiz Fernando Furlan (“Sr. Luiz Furlan”), Sr. Roberto Antonio Mendes (“Sr. Roberto Mendes”) and Sr. Roberto Rodrigues (“Sr. Roberto Rodrigues”).

3. Presiding Board: Chairman: Pedro Pullen Parente; Secretary: Carlos Eduardo de Castro Neves

4. Agenda: (i) the approval to enter into the first (1st) issuance of non-convertible and unsecured debentures, in up to 4 (four) series (“Debentures” and “Issuance”, respectively), for publicly offering, with restricted placement efforts, in accordance with the Brazilian Securities Commission (“CVM”) Rule No. 476, dated as of January 16, 2009, as amended (“CVM Rule No. 476” e “Restricted Offering”, respectively); and (ii) the authorization for the Company’s officers (or its duly appointed attorneys-in-fact), to carry out all acts deemed necessary and/or convenient to perform item “i” above, including, but not limited to hiring all of the services providers inherent to the execution of the Restricted Offering; and (iii) ratify any and all acts already performed by the Company´s officers in connection with the Restricted Offering related to items (i) and (ii) above.

5. Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters was discussed and the following resolutions were taken:

(i)

approve the Issuance, the execution of the “Instrumento Particular de Escritura da 1ª (Primeira) Emissão de Debêntures Simples, Não Conversíveis em Ações, da Espécie Quirografária, em Até 4 (Quatro) Séries, Para Distribuição Pública com Esforços Restritos, da BRF S.A” (“Indenture”) and the Restriced Offering under the following terms and conditions:

Issuance Number: The Issuance represents the first issuance of debentures of the Company;

Issuance Date: for all legal purposes, the Debentures will be issued on the date established in the Indenture (“Issuance Date”);

Total Amount of the Issuance: the total amount of the Issuance will be R$750,000,000.00 (seven hundred and fifty million reais), on the Issuance Date;

Nominal Amount: each Debenture will have a par value of R$1,000.00 (one thousand reais) (“Nominal Amount”) on the Issuance Date;

Number of Series: the Issuance will have up to four series (“First Series”, “Second Series”, “Third Series” and “Fourth Series”, being the First Series, the Second Series, the Third Series and the Fourth Series, collectively, individually and indistinctly denominated as “Serial” and, collectively, as “Series”),

Number of Debentures: 750,000 (seven hundred and fifty) Debentures will be issued, being that the number of Debentures to be issued on each of the Serials to be defined through the connected vessels procedure, in accordance with the demand of Debentures, to be accurate on the Bookbuilding Procedure, as provided in the Indenture;

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Term and Maturity Date: subject to the provisions of default and/or early redemption of the totality of the Debentures, subject to the provisions of the Indenture, (i) the Debentures of the First Series will have a term of 3 (three) years counted from the Issuance Date, therefore maturing on April 30, 2022 (“First Series Maturity Date”); (ii) the Debentures of the Second Series will have a term of 5 (five) years counted from the Issuance Date, therefore maturing on April 30, 2024 (“Second Series Maturity Date”); (iii) the Third Series Debentures will have a term of 7 (seven) years counted from the Issuance Date, therefore maturing on April 30, 2026 (“Third Series Maturity Date”); and (iv) the Fourth Series Debentures will have a term of 7 (seven) years counted from the Issuance Date, therefore maturing on April 30, 2026 (“Fourth Series Maturity Date” and, collectively with the First Series Maturity Date, Second Series Maturity Date and Third Series Maturity Date, the “Maturity Dates”);

Convertibility: The Debentures shall be simple, non-convertible into shares of the Company;

Type: The Debentures shall be unsecured, pursuant to article 58 of the Brazilian Corporate Law, with no security interest, guarantee or any assets of the Company segregation as collateral in the benefit of the Debentures Holders in case of judicial or extrajudicial foreclosure of the Company´s duties arising of the Debentures and the Indenture and conferring no general or special privilege to the Debentures Holders;

Scheduled Amortization: subject to the provisions of default and/or early redemption of the totality of the Debentures, as provided in the Indenture, (i) the Nominal Amount of the First Series Debentures will be paid in one installment on the First Series Maturity Date; (ii) the balance of the Nominal Amount of the Second Series Debentures will be paid in two installments being the first on April 30, 2023 and the second one on the Second Series Maturity Date; (iii) the balance of the Nominal Amount of the Third Series Debentures will be paid in two installments, being the first on April 30, 2025 and the second one on the Third Series Maturity Date; and (iv) the balance of the Nominal Amount of the Fourth Series Debentures will be paid in two installments, being the first on April 30, 2025 and the second one on the Fourth Series Maturity Date;

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Monetary Adjustment of the First Series Debentures, Second Series Debentures and Fourth Series Debentures: the Nominal Amount of the First Series Debentures, Second Series Debentures and Fourth Series Debentures will not be monetarily adjusted;

Monetary Adjustment of the Third Series Debentures: the Nominal Amount of the Third Series Debentures or the balance of the Third Series Debentures, as applicable, will be monetarily adjusted from the First Date of Subscription (as defined below), by the cumulative variation of the Índice de Preços ao Consumidor Amplo – IPCA, accreted and disclosed by the Instituto Brasileiro de Geografia e Estatística – IBGE (“IPCA” and “Monetary Adjustment of the Third Series Debentures”, respectively) calculated pro rata temporis for business days, being the result of the Monetary Adjustment of the Third Series Debentures automatically incorporated to the Nominal Amount of the Third Series Debentures or to the balance of the Nominal Amount of the Third Series Debentures, as applicable (“Nominal Amount Adjusted of the Third Series Debentures”);

Interest of the First Series Debentures: over the Nominal Amount or the balance of the Nominal Amount of the First Series Debentures, as applicable, will incur, from the First Subscription Date (as defined below) or from the last First Series Debentures Interest Payment Date (as defined below), as applicable, until its effective payment date, interest corresponding to 100% (one hundred percent) of the cumulative variation of the average daily DI – Depósitos Interfinanceiros, for one day over extra-group, expressed as a percentage per year, based on a year of 252 (two hundred and fifty-two) business days, calculated and disclosed daily by B3 S.A – Brasil, Bolsa, Balcão, Segmento Cetip UTVM, in the daily information available on their website (http://www.b3.com.br) (“DI Rate”), exponentially increased by a spread rate of 0,90% per year, based on a 252 (two hundred and fifty two) business days (“First Series Debentures Interest”);

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Interest of the Second Series Debentures: over the Nominal Amount or the balance of the Nominal Amount of the Second Series Debentures, as applicable, will incur, from the First Subscription Date (as defined below) or from the last Second Series Debentures Interest Payment Date (as defined below), as applicable, until its effective payment date, interest corresponding to 100% (one hundred percent) of the DI Rate, exponentially increased by a spread rate of 1,08% per year, based on a 252 (two hundred and fifty two) business days (“Second Series Debentures Interest”);

Interest of the Third Series Debentures: over the Nominal Adjusted Amount or the balance of the Nominal Adjusted Amount of the Third Series Debentures, as applicable, will incur, from the First Subscription Date (as defined below) or from the last Third Series Debentures Interest Payment Date (as defined below), as applicable, until its effective payment date, interest corresponding to a determined percentage, limited to 5,50% per year, based on a 252 (two hundred and fifty two) business days (“Third Series Debentures Interest” and, collectively with the First, Second and Fourth Series Debentures Interests, the “Interest”). The Interest will be calculated in accordance with the provisions of the Indenture;

Interest of the Fourth Series Debentures: over the Nominal Amount or the balance of the Nominal Amount of the Fourth Series Debentures, as applicable, will incur, from the First Subscription Date (as defined below) or from the last Fourth Series Debentures Interest Payment Date (as defined below), as applicable, until its effective payment date, interest corresponding to 100% (one hundred percent) of the DI Rate, exponentially increased by a spread rate of 1,45% per year, based on a 252 (two hundred and fifty two) business days (“Fourth Series Debentures Interest”, and collectively with the First Series Debentures Interest, Second Series Debentures Interest, the “First, Second and Fourth Series Debentures Interests”);

Bookbuilding Procedure: will be adopted the procedure for the collection of investment intentions, without receiving reservations, without minimum or maximum lots, subject to the provisions of the Third Article of the CVM Rule No. 476, for the verification, with the professional investor, of the Debentures demand to define: (i) the quantity of Debentures to be allocated on each of the Serials; (ii) the Interest of the respective Serial (“Bookbuilding Procedure”). The result of the Bookbuilding Procedure will be ratified through an amendment to the Indenture, being dispensed holding a Debentures Holders Meeting and without any additional corporate approvals needs;

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Interest Payment: subject to the provisions of default and/or early redemption of the Debentures, as provided in the Indenture, the Interest will be paid semiannually, from the Issuance Date, being the first payment due on October 30, 2019 and the following payments on the thirty day of April and October until the respective Maturity Date, as provided in the Indenture (each one, a “Interest Payment Date”);

Subscription and Payment Price: the Debentures will be subscripted by its Nominal Amount on the first date of subscription (“First Date of Subscription”). If the totality of Debentures is not subscripted on the First Date of Subscription, the unsubscribed Debentures will be subscripted after the First Date of Subscription, by its Nominal Amount (and in the case of the Third Series Debentures by its Nominal Adjusted Amount of the Third Series Debentures), plus the respective Interest, calculated pro rata temporis from the First Date of Subscription until its effective subscription date, using eight (8) decimal places, without rounding, in accordance with the settlement rules applicable to B3 (“Payment Price”);

Total Early Redemption Offer: the Company shall, at any time and in its sole discretion, offer the redemption of the totality of the Debentures, by write, individual and formal notice, with copy to the Fiduciary Agent, or through a publish notice by the Company, as provided on item 5.19 of the Indenture, which will be directed to the totality of Debenture Holders to accept the early redemption of the Debentures hold by them, in accordance with the Indenture terms and conditions (“Early Redemption Offer”), provided that the early redemption in connection with an Early Redemption Offer shall be executed for those Debentures Holders that accepts the offer, without the necessity of the totality or a certain percentage of Debentures Holders approval, as provided in the Indenture;

Optional Early Redemption of the First Series Debentures: following the 24th month (inclusive) counted from the Issuance Date, therefore on April 30, 2021 (inclusive), the Company will be entitled to early redeem the totality of the First Series Debentures, with the consequent cancellation of such First Series Debentures, in accordance with the terms and conditions provided on the Indenture (“Optional Early Redemption of the First Series Debentures”);

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Optional Early Redemption of the Second Series Debentures: following the 36th month (inclusive) counted from the Issuance Date, therefore on April 30, 2021 (inclusive), the Company will be entitled to early redeem the totality of the Second Series Debentures, with the consequent cancellation of such Second Series Debentures, in accordance with the terms and conditions provided on the Indenture (“Optional Early Redemption of the Second Series Debentures”);

Optional Early Redemption of the Third Series Debentures: the optional early redemption of the Third Series Debentures, partial or totally, will not be permitted;

Optional Early Redemption of the Fourth Series Debentures: following the 36th month (inclusive) counted from the Issuance Date, therefore on April 30, 2021 (inclusive), the Company will be entitled to early redeem the totality of the Third Series Debentures, with the consequent cancellation of such Second Series Debentures, in accordance with the terms and conditions provided on the Indenture (“Optional Early Redemption of the Third Series Debentures”);

Optional Purchase: the Company shall, at its sole discretion, in accordance with Article 13 of CVM Rule No. 476 and Article 55, third paragraph, of the Brazilian Corporate Law, purchase the Debentures for an amount equal or lower than the Nominal Amount (and in the Third Series Debentures case, the Nominal Adjusted Amount of the Third Series Debentures), this fact shall be registered on the administration report and in the Company´s financial statements, or for a superior amount than the Nominal Amount, subject to the provisions enacted by CVM;

Default Fees: subject to the provisions of the respective Interest and Monetary Adjustment, in the case of the Third Series Debentures, in the event that the Company does not timely pay any and all amounts owed to the Debentures Holders, as provided in the Indenture, the outstanding due amount by the Company will, regardless of any judicial or extrajudicial notice, be subject to (i) late payment fine, non-compensatory, of 2% (two percent); and (ii) late payment interest of 1% (one percent) per month, calculated pro rata temporis from default date until the effect payment of the outstanding amount, both incurring on the outstanding due amount (“Default Fee”)

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Automatic Events of Default: subject to the provisions of the Indenture, the occurrence of any of the following hypothesis, as provided under the Indenture, constitutes an Automatic Event of Default “Automatic Events of Default” which results in the automatic default of the Company´s obligations under the Indenture: (i) default, by the Company, in the maturity and form due, of any monetary obligation, principal or accessory, established under the Indenture, not remedied within one business days counted from the date of the respective maturity; (ii) legal questioning, by the Company, of the Debentures and/or the Indenture; (iii)(a) bankruptcy of the Company and/or of any of the Company´s Relevant Subsidiaries (as defined in the Indenture); (b) request for bankruptcy by the Company and/or by any of the Company´s Relevant Subsidiaries; (c) request for bankruptcy of the Company and/or any of the Company´s Relevant Subsidiaries not suppressed within the legal term; or (d) liquidation, dissolution, insolvency decree or extinction of the Company and/or any of the Company´s Relevant Subsidiaries; (iv) request, by the Company and/or by any of the Company´s Relevant Subsidiaries of an extrajudicial reorganization plan to any creditor or any class of creditors, independently of the judicial request or judicial confirmation of the plan, or, judicial request, by the Company and/or by any of the Company´s Relevant Subsidiaries of a reorganization procedure, independently of the judicial approval of the reorganization proceeding or their award by the competent court; (v) in case of the Debentures are considered null, or declared null, invalid or ineffective by any law, decree, rule act or any other legal expedient, regulatory or administrative, including any judicial decision; (vi) Company´s corporate type transformation, as provided on Article 220 of Brazilian Corporate Law; (vii) if the Company transfers or by any means assigns or commit to assigns its rights and duties arising of the Indenture, except if previously approved by the Debentures Holders reunited in a Debentures Holders Meeting; (viii) if the Company and/or any of the Company´s Relevant Subsidiaries try or practice any act to annul, revise, cancel or reject, judicial or extrajudicial, the Debentures, the Indenture, any document connected with the Issuance or any of its respective clauses; and (ix) reduction of the Company´s share capital, except if observed the provisions of Article 174, Third Paragraph of the Brazilian Corporate Law. In case of the obligations arising out of the Debentures are declared defaulted, the Company undertakes to redeem the totality of the Debentures, with its consequent cancellation, by the Nominal Amount (and in the case of the Third Series Debentures, by the Nominal Adjusted Amount of the Third Series Debentures) plus the respective Interest, calculated pro rata temporis, from the First Subscription Date or from the last Interest Payment Date, until the effective payment date, along with the payment of any Default Fees, as applicable, as provided in the Indenture;

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Non Automatic Events of Default: subject to the provisions of the Indenture, the occurrence of any of the following hypothesis, as provided under the Indenture, constitutes a Non Automatic Event of Default, which could result in the default of duties arising out of the Debentures: (i) default by the Company of any non-monetary obligations, not remedied within 15 (fifteen) days counted from the default date; (ii) default, by the Company and/or by any of the Company´s Relevant Subsidiaries, of any monetary obligation arising out of any Financial Debt (as defined in the Indenture), not remedied in the respective cure period, as applicable, in the individual or aggregated amount equal or greater to US$150,000,00.00 (one hundred and fifty millions dollars) or its equivalent value in any other currency, except if the related default has its effects suspended in up to 2 (two) business days, counted from the default date, by virtue of (a) negotiation by the Company and/or by the Company´s Relevant Subsidiaries with its respective creditor (provided that demonstrated by the Company to the Fiduciary Agent) or (b) judicial or arbitral decisions; (iii) start of sentence foreclosure and/or non-compliance of final sentence, against the Company and/or any of the Company´s Relevant Subsidiaries and/or non-compliance of any final judicial decision or final arbitration decision, with condemnatory nature, against the Company and/or any of the Company´s Relevant Subsidiaries, in the term provided therein, in the individual or aggregate amount superior to US$150,000,000.00 (one hundred and fifty million dollars), except if (a) in case of an arbitral decision, the Company are requesting the judicial authority to declare its nullity as provided on articles 32 and 33 of Law No. 9,307 of September 23, 1996 and, connected with said request, the Company has obtained the suspension of the arbitral sentence effects; or (b) in case of a judicial decision, in the context of the foreclosure procedure, the Company has provided integral guarantee, as provided in the procedural laws in force, and such guarantee result in the suspension of said arbitral sentence effects; (iv) third parties judicial questioning of the Debentures or the Indenture; (v) no update, cancellation, revocation or suspension of licenses, authorizations, including those connected with the environment, that forbid Company´s exercise of its activities; (vi) early maturity of any Financial Debts of the Company and/or of any of the Company´s Relevant Subsidiaries, not connected with the Debentures, in the individual or aggregate amount superior to US$150,000,000.00 (one hundred and fifty million dollars) or its corresponding amount in any other currency; (vii) expropriation, confiscation or any other act of any jurisdiction resulting in the loss, by the Company and/or by any of the Company´s Relevant Subsidiaries, of the property and/or of the direct or indirect property of assets of the Company and/or of any of the Company´s Relevant Subsidiaries which holds fixed assets, in an amount equivalent to or greater than US$150,000,000.00 (one hundred and fifty million dollars), individually or in aggregate form, (viii) conviction of the Company on second judicial instance, over corruption and acts harmful to the public administration, as provided on Law No. 12,846, of August 1, 2013, as amended, on U.S Foreign Corrupt Practices Act of 1997 and on UK Bribery Act 2010, as applicable (“Anticorruption Laws”), except in connection with the cases already described on the Company´s Reference Form, Company´s Financial Statements and its Explanatory Notes, on the present date; (ix) protest of titles against the Company and/or any of the Company´s Relevant Subsidiaries, in the individual or aggregate amount, equal or greater to US$150,000,000.00 (one hundred and fifty million dollars) or its equivalent amount on any other currency, except if, as validly proved by the Company to the Fiduciary Agent that (a) the protest was cancelled or suspended; (b) guarantees were offered and accepted on court in an amount equivalent to the protested amount; or (c) the protest was realized by an error, bad faith of third parties or was illegitimate; (x) payment by the Company of dividends and/or interest over share capital, except the obligatory dividends payments as provided on the Brazilian Corporate Law, in case of the Company´s obligations default as provided in the Indenture; (xi) slip-up or spin-off, merger or incorporation of the Company (including share incorporation), or any other type of corporate restructuring evolving the Company and any of the

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Company´s Relevant Subsidiaries, except if (a) previously expressly approved by the Debentures Holders; (b) if the restructuring occurs under the Company economic group; (c) the Company stays on the direct or indirect control, of the Company´s Relevant Subsidiaries; or (d) be assured to the Debentures Holders the right of redeem their Debentures, as provided on Article 231, paragraphs 1 and 2, of the Brazilian Corporate Law; (xii) the statements or guarantees provided by the Company in the Indenture prove to be unreal, incorrect, inconsistency or imprecise under any relevant aspect; (xiii) if any disposition of the Indenture be considered null, invalid or ineffective by any law, decree, rule act or any other legal or administrative acts, including any judicial decision; and (xiv) transformation of Company´s social object that implies in the change of the principal activity of the Company;

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

Further Characteristics: the further characteristics of the Debentures and the Restricted Offering are described in the Indenture; and

(ii)

authorize the Company´s officers to carry out all acts deemed necessary and/or convenient to execute, formalize and fulfill the provisions of item “i” above, including but not limited to hiring all of the services providers inherent to the execution of the Restricted Offering; and

(iii)	ratify any and all acts already performed by the Company´s officers in connection with the Restricted Offering related to items (i) and (ii) above.

6. Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company´s head office.

7. Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 7, page 3 to 14, of the Minutes of the Extraordinary Meetings of the Company´s Board of Directors.

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.

São Paulo, April 29, 2019.

Carlos Eduardo de Castro Neves Secretary

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Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on April 29, 2019.